Exhibit 99.1

CareDx Reports Preliminary Third Quarter 2020 Revenue
SOUTH SAN FRANCISCO, CA, October 7, 2020 (GLOBE NEWSWIRE) -- CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced preliminary unaudited revenue for the three months ended September 30, 2020.
Preliminary revenue for the three months ended September 30, 2020 is expected to be approximately $53.0 million, an increase of 57% compared with $33.8 million in the third quarter of 2019. Testing revenue for the quarter is expected to be approximately $45.2 million, compared with $28.2 million in the same period in 2019. Total AlloSure and AlloMap patient results provided in the quarter were approximately 21,800. Product revenue in the three months ended September 30, 2020 is expected to be $5.4 million, compared to $4.2 million in the same period in 2019. Digital & other revenue in the third quarter of 2020 is expected to be $2.4 million, compared to $1.4 million in the same period in 2019. The preliminary information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, completion of customary quarterly review procedures.
"I am proud of the CareDx team for rising above the continued challenges of the pandemic and partnering with transplant centers to support transplant patients throughout these uncertain times,” said Peter Maag, Chairman and CEO of CareDx, Inc. “Our strong third quarter performance was driven by this dedication and our commitment to lead in advancing transplantation, underscored by our surveillance solutions, AlloSure and AlloMap.”

"We continue to invest in growth initiatives to position CareDx as the leader in transplantation and expand our pipeline, including most recently with patient care management and digital solutions,” said Reg Seeto, President and Chief Business Officer. “As a result of our strategic investments, we have been able to adapt more efficiently to meet the needs of individual transplant centers during this pandemic, and attract incredible talent to join the CareDx team.”
About CareDx
CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.
Forward Looking Statements
This press release includes forward-looking statements, including expectations regarding the Company's expectations of its unaudited revenue and total number of patient results for the three months ended September 30, 2020, achievement of our financial and operational goals and our prospects. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks related to the completion of the customary quarterly financial statement review procedures; general economic and market factors; and specific risks related to global economic and marketplace uncertainties related to the COVID-19 pandemic, among others discussed in CareDx's filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed by CareDx with the SEC on February 28, 2020, and the periodic reports that CareDx subsequently files with the SEC. Any of these may cause CareDx's actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx's forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.
Investor Relations Contact
Greg Chodaczek
347-620-7010
investor@caredx.com